Exhibit 10.20

CONSULTING AGREEMENT

THIS CONSULTING is made and entered into as of the 23st day of July , 2009, by and between Unicorn Pharma Consulting, whose address is 6412 Westbourne Drive, Brentwood, TN 37027 (herein after “CONSULTANT”), and Aldagen, INC., whose address is 2810 Meridian Parkway, Suite 148 Road, Durham, North Carolina (hereinafter “Aldagen”).

In consideration of the mutual promises contained herein, the parties hereby agree as follows:

1.	Services

CONSULTANT agrees to use its best efforts, skill and knowledge, in accordance with the terms and conditions hereinafter set forth, to provide strategic advice regarding Aldagen’s product candidates in development and such regulatory consulting and support as Aldagen, may from time to time specifically request (the “Services”). A more detailed description of the Services which may be requested by Aldagen is attached hereto as Exhibit A and made a part hereof.

CONSULTANT acknowledges and agrees that only Dr. James M. Hinson, Jr., Richard J. Crawley and Ms Ross will perform the Services for Aldagen pursuant to this Agreement and that CONSULTANT may not delegate or assign CONSULTANT’s responsibilities hereunder to any other employee or agent of CONSULTANT without the express written consent of Aldagen.

2.	Compensation

(a)	In full and complete compensation for the performance of the Services by CONSULTANT during the term hereof, and for all obligations assumed by CONSULTANT hereunder, Aldagen agrees to pay CONSULTANT as follows:

(i)	The fees set forth in Exhibit B attached hereto and made a part hereof. During the term of this Agreement, the fees may be increased once per calendar year.

(ii)	Reimbursement for all necessary and reasonable out-of-pocket expenses incurred pursuant to travel to locations designated by Aldagen as part of the Services, upon receipt by Aldagen of all such receipts therefor. Travel costs include reasonable and necessary transportation (e.g. airfare – coach class only for trips 6 hours in duration or less; business class or equivalent for trips exceeding 6 hours, taxi, train, car rental – mid-size), meals, lodging and gratuities.

(b)	CONSULTANT shall submit a complete, audit-worthy statement showing the hours expended on consulting services for Aldagen, and any reimbursable expenses, no later than the fifteenth (15) day of each calendar month in respect to the prior calendar month. Invoices shall be payable thirty (30) days after receipt by Aldagen.

(c)	CONSULTANT shall be solely responsible for payment of all federal and state income taxes due and owing on any fees paid pursuant to this Agreement.

3.	Term

This Agreement shall commence on date of execution and shall expire on July 23, 2010, unless earlier terminated in accordance with the provisions hereof.

4.	Release of Information

Neither party shall cause or permit the oral or written release of any statement, advertisement, information or publicity referring to the other party, without the other party’s prior written approval.

5.	Documents and Confidentiality

CONSULTANT will be engaged in the performance of the Services for Aldagen as set forth herein and in connection therewith may be furnished or given access to knowledge, information, data, and documents which is confidential and proprietary to Aldagen and all inventions, discoveries and ideas, and copyrightable works which shall become the property of Aldagen pursuant to Sections 6 and 7 hereof (the “Confidential Information”). CONSULTANT agrees that it shall use the Confidential Information only for the purposes of performing the Services hereunder and shall not use the Confidential Information for the benefit of itself or for any other person or business nor shall CONSULTANT divulge or convey to any person or business any such Confidential Information except as strictly necessary to perform the Services hereunder.

CONSULTANT agrees that it will take such steps as may be reasonable to prevent the disclosure or use of any Confidential Information by any of CONSULTANT’s employees or agents, except as expressly permitted hereby.

CONSULTANT acknowledges that the unauthorized use or disclosure of Confidential Information by CONSULTANT or its employees or agents may give rise to irreparable injury to Aldagen and that such injury may not be adequately compensated by damages; that the promises contained in this Agreement have been given for the benefit of Aldagen, and that, accordingly, Aldagen may seek and obtain injunctive relief against CONSULTANT or any individual to whom CONSULTANT has disclosed the Confidential Information to prevent the breach or threatened breach of any promise made in this Agreement, in addition to any other legal remedies which may be available to Aldagen. The obligations of CONSULTANT stated in this paragraph shall remain in full force and in effect after termination of this Agreement.

6.	CONSULTANT agrees to promptly disclose, grant and assign to Aldagen all right and title to any patentable or unpatentable inventions, discoveries, and ideas which are made or conceived in whole or in part by or on behalf of CONSULTANT in the course of or as a result of the Services performed hereunder, or that relate directly to, or involve the use of Confidential Information. CONSULTANT agrees to assist Aldagen in the filing and prosecution of patent applications covering such inventions, discoveries or ideas and Aldagen agrees to reimburse CONSULTANT for any out-of-pocket expenses associated with such assistance.

7.	All written information, drawings, documents, materials, and other works subject to copyright protection prepared by CONSULTANT in the course of the Services performed hereunder, or that relate directly to, or involve the use of Confidential Information, shall be “works made for hire,” the entire right, title and interest of which shall vest and reside in Aldagen. All copyrightable works prepared by CONSULTANT in the course of performing the Services hereunder which may not be interpreted as “works made for hire” shall be assigned by CONSULTANT to Aldagen, and any and all documents as Aldagen may require to establish Aldagen’s ownership thereof shall be furnished and executed by CONSULTANT.

8.	Independent Contractor

CONSULTANT shall perform this Agreement solely as an independent contractor, and not as Aldagen’s agent or employee, and shall be solely responsible for the payment of income taxes or other taxes or contributions which are imposed with respect to or measured by wages, salaries, or other compensation, for all amounts paid to CONSULTANT hereunder (including making such estimated payments as may be necessary or appropriate) and CONSULTANT hereby agrees to indemnify and save Aldagen and its affiliates harmless against any and all such liability or claims therefore. CONSULTANT has no authority hereunder to make any statement, representation or commitment of any kind on behalf of Aldagen or to bind Aldagen to the performance of any duties, or accept on behalf of Aldagen any responsibilities.

9.	Governing Law

The validity and interpretation of this Agreement and the legal relations of the parties hereto shall be governed by the laws of the State of North Carolina.

10.	Compliance with Laws

During the term of this Agreement, CONSULTANT and all of its employees, agents, representatives and invitees shall fully comply with all applicable laws, governmental regulations, rules, requirements, ordinances and other requirements of state and local authorities, and the federal government. CONSULTANT is not authorized to take any action in the name of or otherwise on behalf of Aldagen which would violate any of the foregoing.

11.	Certification

(a) CONSULTANT, on behalf of itself and each of its employees or agents performing the Services hereunder, hereby certifies that they have not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b), or disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70. In the event that during the term of this Agreement, CONSULTANT or any of its employees or agents performing the Services (i) becomes debarred or disqualified or (ii) receives notice of an action or threat of an action with respect to its debarment or disqualification, CONSULTANT shall notify Aldagen immediately.

(b) CONSULTANT hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. § 335a(a) or (b), or disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70. In the event that CONSULTANT becomes aware of the debarment, threatened debarment, disqualification or threatened disqualification of any individual, corporation, partnership or association providing services to CONSULTANT which directly or indirectly relate to the Services performed under this Agreement, CONSULTANT shall notify Aldagen immediately.

12.	Notices, Payments, Statements etc.

Any notices, payments, statements, instructions or consents to be sent under this Agreement shall be sent to the parties at their respective addresses set forth above or at such other address as such party may designate in writing, in each case by first class or registered mail, postage prepaid.

13.	No Waiver

No waiver of any obligation hereunder shall constitute, or be construed as, a waiver of any other obligation or condition of this Agreement.

14.	Termination

(a)	In the event either party neglects or fails to perform properly its obligations hereunder or otherwise violates any provision of this Agreement, the non-breaching party may terminate this Agreement upon five (5) days’ prior written notice, without prejudicing any other remedy it may have at law or in equity.

(b)	Aldagen may terminate this Agreement without cause upon ten (10) days’ written notice. In the event of such termination, CONSULTANT shall immediately cease to perform the Services in connection and shall cancel all cancelable commitments made in connection with the Services unless otherwise instructed by Aldagen.

15.	No Conflicts

CONSULTANT warrants and represents that it shall disclose every relationship of CONSULTANT’s or any of its employees or agents, whether as independent contractor, employee, shareholder or otherwise, which constitutes, or may constitute, a conflict with the best interests of Aldagen in respect to any action taken or recommended by CONSULTANT or which may result in any acquisition from or sale to CONSULTANT, any of its shareholders, employees, independent contractors or their respective families.

16.	Assignment

Except as set forth in this Agreement, CONSULTANT may not assign, delegate or subcontract any of its duties hereunder without the prior written consent of Aldagen. Aldagen may assign, delegate or subcontract its rights and obligations hereunder to any affiliate, parent or subsidiary company without the prior written consent of CONSULTANT; any other assignment, delegation or subcontract by Aldagen shall be valid only upon the prior written consent of CONSULTANT.

17.	Invalidity

In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto, and it may not be modified, supplemented, or rescinded, except by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have subscribed their names as of the day and year first above written.

UNICORN PHARMA CONSULTING		Aldagen INC.

By:	/s/ James Hinson	By:	/s/ Edward L. Field

Name:	James Hinson	Name:	Edward Field

Title:	Principal	Title:	President

Appendix A

THE SERVICES

•

Initially, Unicorn will provide up to 40 hours of Dr. Hinson’s time, and up to 10 hours from Ms Ross in an initial consultative period. Unicorn will utilize this consultative period to assess Aldagen’s clinical development and regulatory plans and clinical operations and provide an assessment on how Unicorn can best provide additional assistance to Aldagen.

•	This appendix will be modified following the initial consultative period. Modifications may include Unicorn providing:

•	Strategic advice regarding Aldagen’s product candidates

•	Regulatory consulting and support as requested on Aldagen development projects.

•	Operations consulting and support as requested on Aldagen Development Projects

•	Advice on EU or ROW regulatory questions or filings

•	Such other regulatory support and services as Aldagen may from time to time request

Exhibit B

Consulting Fees – 2009

Dr. Hinson	$350.00/hour for first 40 hours
$300.00/hour thereafter unless mutually agreed

Mr. Crawley	$225.00/hour

Ms. Ross	$175.00/hour

First Amendment to Consulting Agreement

THIS FIRST AMENDMENT (“First Amendment”), is made and entered into, effective as of October 5, 2009, (“Effective Date of First Amendment”) by and between ALDAGEN, INC. (“Aldagen”), and UNICORN PHARMA CONSULTING (“Consultant”). Aldagen and Consultant each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, The Parties have entered into that certain Consulting Agreement, dated as of July 23, 2009 (the “Agreement”), and the Parties desire to amend the Agreement, as set forth below.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1)	EXHIBIT A OF THE AGREEMENT SHALL BE AMENDED AND REPLACED IN ITS ENTIRETY AS FOLLOWS:

Dr. Hinson will assume the position of Chief Medical Officer of Aldagen and will represent the company in all manners generally expected of that title. This position will report to the President and Chief Operating Officer. These duties as expected by US FDA are outlined on the separate Transfer of Obligations and also shall include, but not be limited to:

•	Direct the development of and provide strategic advice to the company and management regarding Aldagen’s product candidates

•	Direct and provide regulatory consulting and support on Aldagen development projects

•	Direct and supervise the VP, Medical Affairs and VP, Clinical Operations

•	Direct clinical operations for Aldagen

•	Direct and provide information as requested by Aldagen, including to the Board of Directors, other investors, potential investors and regulatory authorities

•	Such other regulatory support and services as Aldagen may from time to time requested the COO or CEO

It is expected that Dr. Hinson will spend approximately 30 hrs per week performing these duties. The compensation for Dr. Hinson’s services will be as outlined in Exhibit B and will also include a stock option grant to be recommended by the CEO and approved by the Board of Directors.

The duties and compensation for Mr. Crawley and Ms Ross will be unchanged and will be directed by Dr. Hinson and other Aldagen personnel as needed.

2)	EXHIBIT B OF THE AGREEMENT SHALL BE AMENDED AND REPLACED IN ITS ENTIRETY AS FOLLOWS:

Consulting Fees – 2009

Dr. Hinson	$300.00/hour

Mr. Crawley	$225.00/hour

Ms. Ross	$175.00/hour

3)	SECTION 3 OF THE AGREEMENT SHALL BE AMENDED AND REPLACED IN ITS ENTIRETY AS FOLLOWS:

This Agreement shall commence on date of execution and shall expire on July 23, 2011, unless earlier terminated in accordance with the provisions hereof.

UNICORN PHARMA CONSULTING		ALDAGEN, INC..

By:	/s/ James Hinson	By:	/s/ Edward Field

Name:	James M. Hinson, Jr.	Name:	Edward Field

Title:	Principal	Title:	President and COO